Exhibit 10

AMENDMENT NO. 2 TO
ASHLAND INC. SUPPLEMENTAL
EARLY RETIREMENT PLAN FOR CERTAIN EMPLOYEES
July 1, 2003 and as amended thereafter

WHEREAS, Ashland Inc. and its authorized delegates adopted a voluntary severance offer (VSO) program for certain employees;
WHEREAS, some of the employees eligible for the VSO are eligible to receive additional pension retirement benefits;
WHEREAS, certain of those additional pension retirement benefits are payable through the Ashland Inc. Supplemental Early Retirement Plan for Certain Employees (Plan);
NOW, THEREFORE, the Plan is hereby amended, effective as of February 28, 2007, as follows:
1.  Effective as of February 28, 2007, a new Article V-A is added to the Plan as follows:
ARTICLE V-A.  LIMITED TEMPORARY ENHANCED RETIREMENT PROGRAM BENEFIT.
5.01A  GENERAL.
For Participants whose Effective Retirement Date is March 1, 2007 (except as may otherwise be provided in Section 5.04A below), the retirement benefits payable under Article V shall be computed as modified under Section 5.03A below, provided that such Participants satisfy all of the requirements specified in Section 5.02A.  For purposes of this Article V-A, the limited enhanced retirement program benefit described herein is referred to as the Voluntary Severance Offer (VSO).
5.02A   ELIGIBILITY.
Subject to Section 3.01, the Employees who are eligible to have their benefits computed with the modifications described in Section 5.03A are those who would have been eligible for the pension benefit described in section 18.7B of the Ashland Inc. and Affiliates Pension Plan, but who are not so eligible because they are in pay classification band 21 or higher.
5.03A  ENHANCED BENEFIT.
Each Participant described in Section 5.02A(a) who elects an Effective Retirement Date of March 1, 2007 (or at the Delayed Effective Retirement Date under Section 5.04A), hereinafter called "Electing Participant", shall have his or her benefit computed under Section 5.01 or Section 5.02 (whichever is applicable) by adding 2 years to his or her Age and 2 years to his or her Service at the Effective Retirement Date (or at the Delayed Effective Retirement Date under Section 5.04A).  These additions to Age and Service shall apply for purposes of computing the single life annuity amount with regard to the Electing Participant; for purposes of any actuarial reduction for early commencement; and for purposes of applying the Section 2.08 definition of Effective Retirement Date to this Article V-A.  Notwithstanding anything to the contrary contained herein, when converting an Electing Participant's benefit to the lump sum payment option, the Electing Participant's actual age shall be used without reference to the additional 2 years.
5.04A   DELAYED EFFECTIVE RETIREMENT DATE.
Ashland Inc. reserves the right to require an Electing Participant or a Special Participant (as defined in Section 5.05A) to remain employed and delay his or her Effective Retirement Date (or other termination date) until, at the latest, to November 30, 2007 (hereinafter referred to as the "Delayed Effective Retirement Date").
(a)   If an Electing Participant's or Special Participant’s employment is terminated on or before his or her Delayed Effective Retirement Date by reason of discharge for cause, such Electing Participant or Special Participant shall not be entitled to any benefit computed under this Plan.
(b)   If an Electing Participant or Special Participant terminates employment by reason of death on or before his or her Delayed Effective Retirement Date, but after February 28, 2007, the benefit shall be determined as if he or she had the Delayed Effective Retirement Date on the day before death with any election of an optional form of benefit made by such Electing Participant or Special Participant given effect.
(c)   An Electing Participant or Special Participant who terminates employment on his or her Delayed Effective Retirement Date (except by reason of discharge for cause or death), shall have the benefit determined as provided under Section 5.03A by applying the rules contained therein to such Electing Participant or Special Participant at such Electing Participant's or Special Participant’s Delayed Effective Retirement Date; provided, however, that such Electing Participant's or Special Participant’s benefit, as so determined and payable effective as of the first of the calendar month immediately following the Delayed Effective Retirement Date, shall not be less than the amount of the benefit that would have been payable to such Electing Participant or Special Participant as of March 1, 2007.
5.05A  LIMITED TEMPORARY ENHANCED UNFUNDED PENSION BENEFIT
(a)  Persons described in paragraph (b) of this Section 5.05A who constitute a select group of management or highly paid employees shall be entitled to the applicable benefit described in paragraph (c) of this Section 5.05A.  Such benefit shall constitute an unfunded promise to be paid from the general assets of Ashland Inc., and the payment of such benefit shall have no priority with respect to the claims of unsecured general creditors of Ashland Inc.
(b)  The benefit described in paragraph (c) of this Section 5.05A shall be paid with respect to those persons who would be entitled to the enhanced benefit payment under section 18.7B of the Ashland Inc. and Affiliates Pension Plan but for the exception contained in section 18.7B (b)(2)(i) of such Pension Plan (relating to highly compensated employees and employees in pay code band 21 and above).  For purposes of the benefit described in paragraph (c) of this Section 5.05A, these persons shall be referred to as Special Participants.  Such designation includes individuals who are otherwise Participants in this Plan and individuals who would not otherwise have a benefit paid through this Plan.
(c)  The determination of the benefit payable under this paragraph (c) is different for Special Participants who, without the addition to age and service described in section 18.7B of the said Pension Plan and as of February 28, 2007, either (i) are age 55 or older; or (ii) have age and Continuous Service under the said Pension Plan equaling at least 80 (referred to as retirement eligible Special Participants) and Special Participants who require the addition to age and service described in section 18.7B of the said Pension Plan to fall within either clause (i) or (ii) as of February 28, 2007 (referred to as not retirement eligible Special Participants).
(1)  Retirement Eligible Special Participants.  For a retirement eligible Special Participant, the benefit payable under this paragraph (c) is calculated as the difference between two amounts calculated under the said Pension Plan.  This calculation is made as of the later of February 28, 2007 or the Delayed Termination Date (as defined in said Pension Plan).  This date is referred to as the Calculation Date.  The difference is between (i) the amount payable under the said Pension Plan on the Calculation Date adding the additional age and service pursuant to section 18.7B of said Pension Plan as though the retirement eligible Special Participant were eligible to receive the additional benefit described in said section 18.7B; and (ii) the amount payable under the said Pension Plan on the Calculation Date based on the retirement eligible Special Participant’s actual age and service.  This difference (which cannot be a negative number) is converted to an actuarially equivalent lump sum using the actuarial assumptions in the said Pension Plan, as determined by Ashland Inc., based on the actual age of the retirement eligible Special Participant.
(2)  Not Retirement Eligible Special Participants.  By definition, a not retirement eligible Special Participant cannot begin payments under the said Pension Plan because the not retirement eligible Special Participant is not eligible to commence benefits thereunder based on his or her actual age and service on the first of the month after the relevant Calculation Date.  To facilitate the commencement of a benefit equivalent to what could have been paid under the said Pension Plan had the not retirement eligible Special Participant actually been retirement eligible, such Special Participant will be offered an election to commence an equivalent benefit through this Plan, determined based on rules that would have applied under the said Pension Plan.  For this purpose, the not retirement eligible Special Participant’s actual age and service will be used.  Any such payments will only last through the end of the calendar month during which such Special Participant attains age 55.  Such Special Participant will then be able to make a separate election under the rules of the said Pension Plan for the benefit to commence payment from the said Pension Plan.  The not retirement eligible Special Participant is also entitled to a lump sum payment computed as the difference between (i) the amount payable under the said Pension Plan on the Calculation Date adding the additional age and service pursuant to section 18.7B of said Pension Plan as though the not retirement eligible Special Participant were eligible to receive the additional benefit described in said section 18.7B; and (ii) the amount payable under this Plan (as determined hereinabove) on the Calculation Date based on the not retirement eligible Special Participant’s actual age and service.  This difference (which cannot be a negative number) is converted to an actuarially equivalent lump sum using the actuarial assumptions in the said Pension Plan, as determined by Ashland Inc., but assuming that the not retirement eligible Special Participant had age and Continuous Service under the said Pension Plan that equaled 80 as of the Calculation Date and using such Special Participant’s actual age.
(3)  Payment of Lump Sum.  The lump sum amounts described in the preceding sub-paragraphs (1) and (2) are paid as soon as administratively feasible in January 2008, with certain exceptions that are described below.  Before the lump sum is paid, it will earn interest at the same rate and under the same terms that apply to the Retirement Growth Account benefit under the said Pension Plan.  The lump sum of a Special Participant who is also a Participant in this Plan shall be paid pursuant to the valid election such Participant has made for the rest of his or her benefit that is payable hereunder.  Additionally, payments shall comply with the provisions of Internal Revenue Code section 409A.  For purposes of computing any benefit under this Plan or the Ashland Inc. Nonqualified Excess Benefit Pension Plan that is coordinated with the said Pension Plan benefit, the lump sum payable under this paragraph (c) shall be considered to be part of the benefit payable under the said Pension Plan.  If a Special Participant dies before January 1, 2008, the death benefit that may be payable with respect to the benefit described in this Section 5.05A shall be based upon the Appendix that is attached hereto and made a part of hereof, as interpreted and applied by Ashland Inc.
(d)  Elections by Special Participants for the benefit described in paragraph (c) of this Section 5.05A shall be made in such form and at such time as Ashland Inc., or its delegate, shall prescribe and such elections shall be subject to such rules and procedures, including the prior execution of a general release, as may be from time to time prescribed by Ashland Inc.
5.06A  Administration.
Ashland Inc. has plenary power and authority to interpret, administer and apply all provisions of the Plan relating to or associated with the VSO.

APPENDIX

See Section 5.05A(c)(3).

Form of Benefit Payment under Ashland Pension Plan	Manner of Paying the Enhanced Pension through the SERP
Straight Life Annuity
The sum of the difference between the monthly payments under the elected benefit option using the additional two years age/service and the monthly payments under the elected benefit option not using the additional two years age/service from the Calculation Date through the month of death in 2007 is paid in a lump sum to the employee’s estate.  That amount will earn the applicable amount of interest until paid.  Payment will not occur before 2008.

Life 10-Year Term Certain Annuity
The sum of the difference between the monthly payments under the elected benefit option using the additional two years age/service and the monthly payments under the elected benefit option not using the additional two years age/service from the Calculation Date through the month of death in 2007.  The payment will be to the beneficiary as would be determined under the Ashland Pension Plan.  That amount will earn the applicable amount of interest until paid.  Payment will not occur before 2008.

Survivor Annuity (including qualified joint and survivor annuity)	The lump sum that would have been paid had the employee survived is paid to the designated survivor annuitant in January 2008. That amount will earn the applicable amount of interest until paid.
Survivor Annuity (including qualified joint and survivor annuity) assuming neither survives to January 2008
The sum of the difference between the monthly payments under the elected benefit option using the additional two years age/service and the monthly payments under the elected benefit option not using the additional two years age/service from the Calculation Date through the month of death in 2007.  The payment will be to the estate of the last to die between the employee and the designated survivor annuitant.  If the deaths were simultaneous or the order of death was otherwise unable to be determined, then the payment would be to the employee’s estate.  That amount will earn the applicable amount of interest until paid.  Payment will not occur before 2008.